UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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THE HAIN CELESTIAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE HAIN CELESTIAL GROUP, INC.

58 South Service Road

Melville, NY 11747

631-730-2200

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 11, 2009

Dear Fellow Stockholder:

This letter contains important information about a change to a proposal to be acted upon at the Annual Meeting of Stockholders (the “Annual Meeting”) of The Hain Celestial Group, Inc. (the “Company”) to be held on March 11, 2009.

Among the proposals contained in the Proxy Statement on which you are being asked to vote at the Annual Meeting is Proposal No. 3, which in its current form would amend our Amended and Restated 2002 Long Term Incentive and Stock Award Plan (the “2002 Plan”) by, among other things, increasing the maximum number of shares authorized for issuance under the 2002 Plan by 800,000 shares to a total of 6,650,000 shares.

After consideration of the recommendations by several proxy governance services and in light of the importance of the 2002 Plan in enabling us to attract and retain the services of key individuals essential to our growth and success, the Company has decided to modify Proposal No. 3, and the amendment to the 2002 Plan contemplated thereby, by increasing the maximum number of shares authorized for issuance under the 2002 Plan to 600,000 shares, rather than the 800,000 shares referred to in the original version of Proposal No. 3, for a total of 6,450,000 shares. Accordingly, all references in Proposal No. 3 to an increase of 800,000 shares and a maximum number of shares authorized for issuance of 6,650,000 shares should be deemed revised to refer to 600,000 shares and 6,450,000 shares, respectively. In all other aspects, Proposal No. 3 remains unchanged.

Consistent with this modification to Proposal No. 3, the board of directors has adopted a resolution to amend the 2002 Plan by deleting the first sentence of Section 4(a) of the 2002 Plan and replacing it with the following:

“Subject to adjustment as provided in Section 4(d) hereof, the total number of Shares reserved for issuance in connection with Awards under the Plan shall be 6,450,000.”

This board resolution supersedes the resolution of the board of directors adopted on December 18, 2008 only with respect to the amount of the increase in the number of shares authorized for issuance under the 2002 Plan. All other elements of the amendment to the 2002 Plan approved by the board of directors on that date remain unchanged.

The board of directors believes that approval of the amendment of the 2002 Plan is in our best interest, as well as the best interest of our stockholders and employees, because the granting of stock options and other awards promotes the convergence of long-term interests between our key employees and our stockholders, as the value of options and other awards granted will increase or decrease with the value of our common stock.

If you have already voted and do not wish to change your vote, you need not take any further action. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, your ability to revoke your proxy depends on the voting procedures of the broker, bank or other agent. Please follow the directions provided to you by your bank, broker or other agent. If you are a stockholder of record and you have already returned your properly executed proxy card and would like to revoke or change your vote, you may do so by sending a written notice stating that you are revoking your proxy before it is voted at the meeting to the Corporate Secretary at The Hain Celestial Group, Inc., 58 South Service Road, Melville, New York 11747 or by attending the Annual Meeting and voting in person.

Sincerely,

Irwin D. Simon President, Chief Executive Officer and Chairman of the Board